================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM T-3

                   APPLICATION FOR QUALIFICATION OF INDENTURE
                      UNDER THE TRUST INDENTURE ACT OF 1939

                               ------------------

                                 WORLDCOM, INC.
                               (Name of Applicant)

                          22001 Loudoun County Parkway
                             Ashburn, Virginia 20147
                    (Address of Principal Executive Offices)


          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED:

    Title of Class                                          Amount
    --------------                                          ------
Senior Unsecured Notes                       Up to a maximum aggregate principal
                                                   amount of $5,500,000,000


                               ------------------

                  Approximate date of proposed public offering:
           Upon the Effective Date under the Plan (as defined herein).

                               ------------------


                            Michael H. Salsbury, Esq.
                                 General Counsel
                                 WorldCom, Inc.
                          22001 Loudoun County Parkway
                             Ashburn, Virginia 20147
                     (Name and Address of Agent for Service)


                                 With a copy to:

                                Simeon Gold, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153


--------------------------------------------------------------------------------

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                    FORM T-3

                                     GENERAL

ITEM 1.    GENERAL INFORMATION.

           (a) The Applicant, WorldCom, Inc., is a corporation (the name of which will be changed to MCI, Inc. upon the Effective Date of the Plan (as defined herein)). Certain subsidiaries of the Applicant will guarantee the Senior Unsecured Notes (defined below).

           (b) The Applicant is a Georgia corporation.

ITEM 2.    SECURITIES ACT EXEMPTION APPLICABLE.

           The Applicant intends to offer, under the terms and subject to the conditions set forth in the Disclosure Statement (the "Disclosure Statement") and an accompanying Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan") of Applicant and certain of its subsidiaries (collectively, the "Debtors"), copies of which are included as exhibits T3E-1 and T3E-2 to this application, Senior Unsecured Notes (the "Senior Unsecured Notes"), up to a maximum aggregate principal amount equal to $5,500,000,000, which may be issued in one or more series. Because pursuant to the Plan, Electing Holders (as defined in the Plan) have the option to either exchange their claims for Senior Unsecured Notes or common stock of the Applicant or a combination thereof, the aggregate principal amount of the Senior Unsecured Notes will not be known until all such holders have made their election, but in no event will the aggregate principal amount of the Senior Unsecured Notes be greater than $5,500,000,000. The Senior Unsecured Notes will be issued pursuant to the indenture to be qualified under this Form T-3 (the "Indenture"), a copy of which will be filed by amendment to this application once it has been negotiated. A term sheet (the "Term Sheet") listing certain terms of the Senior Unsecured Notes is attached to the Plan as Exhibit B.

           The Senior Unsecured Notes are being offered by the Applicant in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by section 1145 of title 11 of the United States Code, as amended (the "Bankruptcy Code"). Generally, section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a bankruptcy plan of reorganization from registration under the Securities Act and under equivalent state securities and "blue sky" laws if the following requirements are satisfied: (i) the securities are issued by the debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against the debtor, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Applicant believes that the offer and exchange of the Senior Unsecured Notes under the Plan will satisfy such requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, such offer and exchange is exempt from the registration requirements referred to above. Pursuant to the Plan, Senior Unsecured Notes will be issued to the Electing Holders and holders of MCIC Senior Debt Claims (as defined in the Plan) in satisfaction of their claims against all of the Debtors. A more complete description of the Senior Unsecured Notes will be provided in the Indenture, which will be filed by amendment to this application once it has been negotiated and drafted.

                                  AFFILIATIONS

ITEM 3.    AFFILIATES.

           (a) Set forth below is a list of all direct and indirect subsidiaries of the Applicant (the "Subsidiaries" and each a "Subsidiary"). Unless stated otherwise, each Subsidiary is wholly owned by the Applicant or a Subsidiary.

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
1-800-Collect, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
3568695 Canada, Inc.                                                 Canada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Access Network Services, Inc.                                        Texas
------------------------------------------------ ----------------------------------------------- -----------------------------------
Access Virginia, Inc.                                               Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Advantage Company Limited                                           Bermuda
------------------------------------------------ ----------------------------------------------- -----------------------------------
ALD Communications, Inc.                                           California
------------------------------------------------ ----------------------------------------------- -----------------------------------
ANS Communications Europe Ltd.                                   United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Atlantic Ocean Cables Limited (f/k/a Gemini                         Bermuda
Submarine Cable System Limited)
------------------------------------------------ ----------------------------------------------- -----------------------------------
B.T.C. Real Estate Investments, Inc. Missouri
------------------------------------------------ ----------------------------------------------- -----------------------------------
BFC Communications, Inc.                                             Nevada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Bittel Telecommunications Corporation                              California
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Arkansas, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Bakersfield,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Connecticut,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Fresno, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Idaho, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Massachusetts,                       Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Michigan, Inc.                       Michigan
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Minnesota, Inc.                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Mississippi,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Missouri, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Nevada, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of New England,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of New Mexico, Inc.                     Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of New York, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Ohio, Inc.                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       3

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Oklahoma, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Rhode Island,                        Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Sacramento, Inc.                      Nevada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of San Jose, Inc.                        Nevada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Stockton, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Tennessee, Inc.                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Texas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Tucson, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Tulsa, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Utah, Inc.                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications of Virginia, Inc.                       Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Communications-LD, Inc.                                 Nevada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Brooks Fiber Properties, Inc.                                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
BTC Finance Corp.                                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
BTC Transportation Corporation                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Business Internet, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
CC Wireless, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Chicago Fiber Optic Corporation                                     Illinois
------------------------------------------------ ----------------------------------------------- -----------------------------------
CMIST Pty Limited                                                  Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Com Systems, Inc.                                                  California
------------------------------------------------ ----------------------------------------------- -----------------------------------
COM/NAV Realty Corp.                                                Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Compuplex Incorporated                                                Ohio
------------------------------------------------ ----------------------------------------------- -----------------------------------
Comunicaciones Racotec, S.A.                                       Costa Rica
------------------------------------------------ ----------------------------------------------- -----------------------------------
Corporacion ABC lnternacional, S. de R.L. de                         Mexico
C.V.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Cross Country Telecommunications, Inc.                             New Jersey
------------------------------------------------ ----------------------------------------------- -----------------------------------
Cross Country Wireless, Inc.                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
CS Network Services, Inc.                                          California
------------------------------------------------ ----------------------------------------------- -----------------------------------
CS Wireless Battle Creek, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
CS Wireless Systems, Inc.                                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Debrant Limited                                                   New Zealand
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex, Incorporated                                                 Delaware                            94.1% owned by Intermedia
                                                                                                           Communications, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex International Holding Company                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex (UK) Limited                                               United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex (Netherlands) B.V.                                          Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex (Sweden) AB                                                    Sweden
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       4

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex Germany GmbH                                                  Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
Digex France SAS                                                     France
------------------------------------------------ ----------------------------------------------- -----------------------------------
E.L. Acquisition, Inc. Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Embratel Participacoes S. A.                                         Brazil                                51.79% owned by
                                                                                                          MCI International
------------------------------------------------ ----------------------------------------------- -----------------------------------
Empresa Brasileira de Telecomunicacoes                               Brazil                           98.77% owned by Embratel
                                                                                                         Participacoes S. A
------------------------------------------------ ----------------------------------------------- -----------------------------------
ESAG Holdings Participacoes S.A.                                     Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
Express Communications, Inc.                                         Nevada
------------------------------------------------ ----------------------------------------------- -----------------------------------
Fibercom of Missouri, Inc.                                          Missouri
------------------------------------------------ ----------------------------------------------- -----------------------------------
FiberNet Rochester, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Fibernet, Inc.                                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Fox Court Nominees Limited                                       United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Gemini Submarine Cable System (UK) Limited                       United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Gemini Submarine Cable System Limited                               Bermuda                      50% owned by Atlantic Ocean Cables
                                                                                                               Limited
------------------------------------------------ ----------------------------------------------- -----------------------------------
Gemini Submarine Cable System, Inc.                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Guimar Holdings S.A.                                                 Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
Healan Communications, Inc.                                         Georgia
------------------------------------------------ ----------------------------------------------- -----------------------------------
ICI Capital LLC                                                     Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
IDB Communications Group Limited                                 United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
IDB London Gateway Limited                                       United Kingdom                    50% owned by MCI Communications
                                                                                                             Corporation
------------------------------------------------ ----------------------------------------------- -----------------------------------
INnet International N.V.                                            Belgium
------------------------------------------------ ----------------------------------------------- -----------------------------------
INnet Luxembourg S.A.                                              Luxembourg
------------------------------------------------ ----------------------------------------------- -----------------------------------
INnet N.V.                                                          Belgium
------------------------------------------------ ----------------------------------------------- -----------------------------------
INnet Netherlands                                                 Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
Institutional Communications Company                                Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intelligent Investment Partners, Inc.                               Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Capital, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Communications Inc.                                      Delaware                              90% owned by Applicant
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Communications of Virginia, Inc.                         Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Investment, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Licensing Company                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Intermedia Services LLC                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Internet Connect Centre B.V.                                      Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
lnterNLnet B.V.                                                   Netherlands                            50% owned by UUNET
                                                                                                         Technologies, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
J.B. Telecom, Inc. Missouri
------------------------------------------------ ----------------------------------------------- -----------------------------------
Jones Lightwave of Denver, Inc.                                     Colorado
------------------------------------------------ ----------------------------------------------- -----------------------------------
M.K. International SA France
------------------------------------------------ ----------------------------------------------- -----------------------------------
Marconi Telegraph Cable Company, Inc.                               New York
------------------------------------------------ ----------------------------------------------- -----------------------------------
McCourt Cable and Communications Limited                         United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI (CIS) LLC                                                        Russia
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       5

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Bolivian Investments Company S.A.                               Bolivia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Canada, Inc.                                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Communications Corporation                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Equipment Acquisition Corporation                               Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Finance Limited                                              United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Galaxy III Transponder Leasing, Inc.                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Global Access Corporation                                       New York
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Global Support Corporation                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Internacional Guatemala, Sociedad Anonima                      Guatemala
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Argentina) S.A.                                 Argentina
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Belgium) S.A./N.V.                               Belgium
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Chile) S.A.                                       Chile
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Colombia) Ltda.                                  Colombia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (France) S.A.R.L.                                  France
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Ireland) Limited                                 Ireland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Italy) S.R.L.                                     Italy
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Japan) Co., Ltd.                                  Japan
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Portugal) TeIecomunicacoes,                      Portugal
Lda.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International (Sweden) AB                                        Sweden
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International Panama, S.A.                                       Panama
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International Services, L.L.C.                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International Telecommunications                                Delaware
Corporation
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International Telecomunicacoes do Brasil                         Brazil
Ltda.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International Telecommunications Holding                        Delaware
Corporation
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI International, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Investments Holdings, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Network Technologies, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Omega Properties, Inc.                                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Payroll Services, LLC                                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Research, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Solutions Telecomunicacoes Ltda.                                 Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Systemhouse L.L.C.                                              Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Telecommunications (Israel) Ltd.                                 Israel
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Telecommunications (South Africa)                             South Africa
(Proprietary) Limited
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Telecommunications Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Transcon Corporation                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Wireless, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom (Ireland) Limited                                      Ireland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom (Spain), S.A.                                           Spain
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       6

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom A.G.                                                 Switzerland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom AS                                                      Norway
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Asia Pacific Limited                                Cayman Islands
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Asia Pte. Limited                                     Singapore
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Australia Pty Limited                                 Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom B.V.                                                 Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Brands, L.L.C.                                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Brazil LLC                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Brooks Telecom, LLC                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Capital Management Corporation                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Communications (Ireland) Limited                       Ireland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Communications Japan Ltd.                               Japan
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Communications of Virginia, Inc.                       Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Communications, Inc.                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Deutschland GmbH                                       Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Financial Management Corporation                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Finland Oy                                             Finland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Global Networks U.S., Inc.                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Holding B.V.                                         Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Holding France                                          France
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom India Private Limited                                   India
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI Worldcom International (Hungary)                                Hungary
Telecommunications Ltd.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM International, Inc.                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Japan Limited                                           Japan
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Korea Limited                                           Korea
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Limited                                             United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Malaysia SDN.BHD                                       Malaysia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Management Company, Inc.                               Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM MFS Telecom, LLC                                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Network Services of Virginia, Inc.                     Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Network Services, Inc.                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom New Zealand Limited                                  New Zealand
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Peru SRL                                                 Peru
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Philippines, Inc.                                    Philippines
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Receivables Corporation                                Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom S.A.                                                    France
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       7

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom S.p.A.                                                  Italy
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WORLDCOM Synergies Management Company, Inc.                     Delaware                      89.5% owned by MCI Communications
                                                                                                             Corporation
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Taiwan Co. Ltd.                                      Taiwan, ROC
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Telecommunication Services                             Austria
Austria Gesellschaft m.b.H.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Telecommunications (Hellas)                             Greece
Single-Member Limited Liability Company
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldCom Telecommunications (Czech                           Czech Republic
Republic), s.r.o.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI WorldPhone Limited                                           United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI/OTI Corporation                                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCI-CIS                                                              Russia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCImetro Access Transmission Services LLC                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MCImetro Access Transmission Services of                            Virginia
Virginia, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MEDUSA Beteiligungsverwaltungs-Gesellschaft                         Germany
Nr. 32 mbH
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metrex Corporation                                                  Georgia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Alabama, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Arizona, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Baltimore, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of California, Inc.                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Columbus, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Connecticut, Inc.                     Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Dallas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Delaware, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Denver, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Detroit, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Florida, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Hawaii, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Houston, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Indianapolis,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Iowa, Inc.                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Kansas City,                          Missouri
Missouri, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       8

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Kansas, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Kentucky, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Massachusetts,                        Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Minneapolis/St.                       Delaware
Paul, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Nebraska, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Nevada, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of New Hampshire,                     New Hampshire
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of New Jersey, Inc.                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of New Orleans, Inc.                     Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of New York, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of North Carolina,                       Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Ohio, Inc.                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Oklahoma, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Oregon, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Philadelphia,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Pittsburgh, Inc.                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Rhode Island,                         Delaware
Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Seattle, Inc.                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of St. Louis, Inc.                       Missouri
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Tennessee, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Virginia, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems of Wisconsin, Inc.                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Metropolitan Fiber Systems/McCourt, Inc.                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS CableCo U.S., Inc.                                              Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Communications of Canada, Inc.                                   Canada
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Datanet, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Foreign Personnel, Inc.                                        California
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Global Communications, Inc.                                     Delaware
(f/k/a MCI WorldCom Services Co.)
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       9

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Globenet, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS International Holdings, L.L.C.                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS International Opportunities, Inc.                               Delaware
(f/k/a MCI WorldCom Marketing Co.)
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Network Technology Ltd.                                      United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Telecom, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Telephone of Missouri, Inc.                                     Missouri
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Telephone of New Hampshire, Inc.                             New Hampshire
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Telephone of Virginia, Inc.                                     Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS Telephone, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFS/C-TEC                                                          New Jersey
------------------------------------------------ ----------------------------------------------- -----------------------------------
MFSA Holding, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Military Communications Center, Inc.                                Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International A/S                                                Denmark
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International AS                                                  Norway
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Limited (New Zealand)                            New Zealand
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Limited                                         United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Project Management Pte Limited                    Singapore
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Project Management Pty Limited                    Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Project Management S.L.                             Spain
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Projekt Menedzsment Kft.                           Hungary
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International S.A.                                              Luxembourg
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International S.r.l.                                              Italy
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International s.r.o.                                          Czech Republic
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Sp. z o.o.                                          Poland
------------------------------------------------ ----------------------------------------------- -----------------------------------
MK International Telekommunikationsgesellschaf                      Austria
m.b.H.
------------------------------------------------ ----------------------------------------------- -----------------------------------
MKI Cellular Limited                                             United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
MKI GmbH                                                            Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
MKI Project Management Private Limited                               India
------------------------------------------------ ----------------------------------------------- -----------------------------------
MKI Taiwan Limited                                                   Taiwan
------------------------------------------------ ----------------------------------------------- -----------------------------------
MKIP - Gestao de Projectos, Lda                                     Portugal
------------------------------------------------ ----------------------------------------------- -----------------------------------
MobileComm Europe Inc.                                              Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel (UK) Limited                                                United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel American Radiodetermination Corporation                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Asia, Inc.                                                     Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Cellular, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Chile S.A.                                                      Chile
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel China, Inc.                                                   British VI
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel del Ecuador S.A.                                               Ecuador
------------------------------------------------ ----------------------------------------------- -----------------------------------


                                       10

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Digital Services, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Guatemala S.A.                                                Guatemala                            50% owned by SkyTel
                                                                                                        Communications, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel International, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Latin America, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Microwave, Inc.                                                Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Service Corporation                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Space Technologies Corporation                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Technologies, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Mtel Uruguay S.A.                                                   Uruguay
------------------------------------------------ ----------------------------------------------- -----------------------------------
N.C.S. Equipment Corporation New York
------------------------------------------------ ----------------------------------------------- -----------------------------------
N.V. WorldCom S.A.                                                  Belgium                          50% owned by MCI WORLDCOM
                                                                                                         International, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
National Telecommunications of Florida, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Netwave Systems, Inc.                                              Louisiana
------------------------------------------------ ----------------------------------------------- -----------------------------------
networkMCI, Inc.                                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
New England Fiber Communications L.L.C.                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
New Startel Participacoes Ltda                                       Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
Northeast Networks, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Nova Cellular Co.                                                   Illinois
------------------------------------------------ ----------------------------------------------- -----------------------------------
NTC, Inc.                                                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Nubal S.A.                                                          Uruguay
------------------------------------------------ ----------------------------------------------- -----------------------------------
Overseas Telecommunications, Inc.                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
OzEmail Fax Investments Pty Limited                                Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
OzEmail Pty Limited                                                Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Power Up Pty Limited                                               Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Proceda Tecnologia e Informatica, S.A.                               Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
PT MCI WorldCom Indonesia                                          Indonesia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Satalite Data Networks Ltd.                                        Mauritius                            50.1% owned by UUNET
                                                                                                          International Ltd.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Satelitte Data Networks (Pty) Ltd.                               South Africa
------------------------------------------------ ----------------------------------------------- -----------------------------------
SE Network Access Pty Limited                                      Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
SkyTel Communications, Inc.                                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
SkyTel Corp.                                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
SkyTel Panama                                                        Panama
------------------------------------------------ ----------------------------------------------- -----------------------------------
SkyTel Payroll Services, LLC                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
SkyTel Telecomunicaciones Argentina, S.A.                          Argentina
------------------------------------------------ ----------------------------------------------- -----------------------------------
Smartcom Cellular                                                 South Africa                           50.1% owned by UUNET
                                                                                                           International Ltd.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Southern Wireless Video, Inc.                                       Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Southernnet of South Carolina, Inc.                              South Carolina
------------------------------------------------ ----------------------------------------------- -----------------------------------
Southernnet Systems, Inc.                                           Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Southernnet, Inc.                                                   Georgia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Startel-Participacoes Ltda.                                          Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------

                                       11

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
Telecom*USA, Inc.                                                   Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Telecomunicaciones SkyTel C.A.                                     Venezuela
------------------------------------------------ ----------------------------------------------- -----------------------------------
Teleconnect Company                                                   Iowa
------------------------------------------------ ----------------------------------------------- -----------------------------------
Teleconnect Long Distance Services & Systems                          Iowa
Co.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Telefonica Pan Americana MCI de Panama, S.A.                         Panama
------------------------------------------------ ----------------------------------------------- -----------------------------------
Telefonica Pan Americana MCI, BV                                  Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
Tenant Network Services, Inc.                                      California
------------------------------------------------ ----------------------------------------------- -----------------------------------
The Public IP Exchange Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
TMC Communications, Inc.                                           California
------------------------------------------------ ----------------------------------------------- -----------------------------------
TransCall America, Inc.                                             Georgia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Tru Vision Wireless, Inc.                                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Tru Vision-Flippin, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
TTI National, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Unipalm Group plc                                                United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
Unipalm Limited                                                  United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET ApS                                                           Denmark
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Argentina S.R.L.                                             Argentina
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Australia Limited                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Austria GmbH                                                  Austria
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Brasil Ltda                                                    Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Botswana (Pty) Ltd.                                           Botswana                            80% owned by UUNET
                                                                                                         International Ltd.
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Caribbean, Inc.                                               Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Czech, s.r.o.                                              Czech Republic
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Deutschland GmbH                                              Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Development B.V.                                            Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Equipment Singapore Pte. Ltd.                                Singapore
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET European Operations Center B.V.                             Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Finland Oy                                                    Finland
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET France S.A.                                                    France
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNet Global Alliances, Inc. (f/k/a MCI                             Delaware
WorldCom Transmission Co.)
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Hellas EPE                                                     Greece
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Holding B.V.                                                Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Holdings Australia Pty Ltd.                                  Australia
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Holdings Corp.                                                Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Holdings GmbH                                                 Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Hong Kong Limited                                            Hong Kong
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Hungary Kft                                                   Hungary
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET International (Chile) Limitada                                 Chile
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET International Ltd.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET International Panama, S.A.                                     Panama
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Ireland Limited                                               Ireland
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Israel Internet Service Provider Ltd.                          Israel
------------------------------------------------ ----------------------------------------------- -----------------------------------

                                       12

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Italia S.R.L.                                                  Italy
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Japan Ltd.                                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Japan, Inc.                                                    Japan
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Kenya Ltd.                                                     Kenya
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Malaysia Sdn. Bhd.                                            Malaysia
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Mexico, S. de R. L. de C.V.                                    Mexico
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Namibia (Pty) Ltd.                                            Namibia
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Norway AS                                                      Norway
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Payroll Services, LLC                                         Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Peru S.R.L.                                                     Peru
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Pipex B.V.                                                  Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Pipex Belgium, N.V.                                           Belgium
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Polska Sp. z o.o.                                              Poland
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Portugal Sociedade Unipessoal Lda                             Portugal
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET SA Pty Limited                                              South Africa
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Schweiz GmbH                                                Switzerland
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Services Amsterdam B.V.                                     Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Services B.V.                                               Netherlands
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Singapore Pte. Ltd.                                          Singapore
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Sweden AB                                                      Sweden
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Technologies, Inc.                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Venezuela C.A.                                               Venezuela
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Vostok OOO                                               Russian Federation
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUNET Zambia Ltd.                                                    Zambia
------------------------------------------------ ----------------------------------------------- -----------------------------------
UUSociedad Espanola de Servicios de Internet,                         Spain
UUNET, S.L.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Virginia Metrotel, Inc.                                             Virginia
------------------------------------------------ ----------------------------------------------- -----------------------------------
Western Business Network, Inc.                                     California
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless Enterprises LLC                                            Delaware                      25% owned by Wireless One, Inc.,
                                                                                                  25% owned by CS Wireless Systems,
                                                                                                  Inc. and 25% owned by WorldCom
                                                                                                      Broadband Solutions, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless One of Bryan, Texas, Inc.                                  Delaware                        80% owned by Wireless One, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless One, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless Video Enhanced Services                                   California
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless Video Enterprises, Inc.                                   California
------------------------------------------------ ----------------------------------------------- -----------------------------------
Wireless Video Services                                            California
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Advanced Networks Consulting Limited                    United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Advanced Networks Limited                               United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Aktiebolag                                                  Sweden
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Broadband Solutions, Inc.                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Canada Ltd.                                                 Canada
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Caribbean, Inc.                                            New York
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Colombia S.A.                                              Colombia
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Communications GmbH                                        Germany
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Communications India Private Limited                        India
------------------------------------------------ ----------------------------------------------- -----------------------------------

                                       13

------------------------------------------------ ----------------------------------------------- -----------------------------------
                                                                                                  PERCENTAGE OF OWNERSHIP IF LESS
AFFILIATE                                        JURISDICTION OF INCORPORATION OR QUALIFICATION               THAN 100%
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom de Venezuela, S.A.                                        Venezuela
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Development S.A.                                           Belgium
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom East, Inc.                                                 Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Egypt LLC                                                   Egypt
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom ETC, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Federal Systems, Inc.                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Funding Corporation                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Global Networks Limited                                    Bermuda
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Global Strategic Alliances, Inc.                           Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WoridCom Global Strategic Alliances                                 Delaware
International, Inc.
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Holding do Brazil, Ltda.                                    Brazil
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Holding (Hong Kong) Limited                               Hong Kong
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom ICC, Inc.                                                  Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Intermedia Communications Corporation                      Delaware
(f/k/a Shared Technologies Fairchild
Communications Corporation)
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Intermedia Telecom, Inc. (f/k/a                            Delaware
Shared Technologies Fairchild Telecom, Inc.)
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Intermedia, Inc. (f/k/a Shared                             Delaware
Technologies Fairchild, Inc.)
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International Data Services, Inc.                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International El Salvador, S.A. de                       El Salvador
C.V.
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International Internet and                                  Turkey
Telecommunication Services LLC
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International Mobile Services LLC                          Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International Mobile Services, Inc.                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom International, Inc.                                        Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Network Services Asia, Inc.                                 Korea
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom New Zealand Limited (f/k/a Voyager NZ                    New Zealand
Limited)
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Northern Limited                                        United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Overseas Holdings, Inc.                                    Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Payroll Services, LLC                                      Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Purchasing, LLC                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Switzerland LLC                                            Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Telecommunications A/S                                     Denmark
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Ventures, Inc.                                             Delaware
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom West Indies Limited                                   Trinidad & Tobago
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Wireless (UK) Limited                                   United Kingdom
------------------------------------------------ ----------------------------------------------- -----------------------------------
WorldCom Wireless, Inc.                                             Arizona
------------------------------------------------ ----------------------------------------------- -----------------------------------


           See Item 4 for directors and executive officers of the Applicant, some of whom may be deemed to be affiliates of the Applicant by virtue of their position. As of the date of this application, it is expected that certain of the Applicant's Subsidiaries will be merged into each other on or around the effective date of the Plan (the "Effective Date"). The Applicant upon the Effective Date will reincorporate under the laws of the State of Delaware and change its name to MCI, Inc.

                             MANAGEMENT AND CONTROL

ITEM 4.    DIRECTORS AND EXECUTIVE OFFICERS.

           (a) The following table sets forth the names of and all offices held by all current directors and executive officers of the Applicant.* Except as otherwise noted below, the address for each director and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name                                Office                                       Address
----                                ------                                       -------
Michael D. Capellas                 President, Chief Executive Officer and
                                    Chairman of the Board
Cynthia K. Andreotti                President, Business Markets                  WorldCom, Inc.
                                                                                 700 South Flower Street
                                                                                 Suites 400 & 1600
                                                                                 Los Angeles, CA  90017

Robert T. Blakely                   Executive Vice President and Chief
                                    Financial Officer
Seth D. Blumenfeld                  President, WorldCom International            WorldCom, Inc.
                                                                                 2 International Drive
                                                                                 Rye Brook, NY  10573
Fred M. Briggs                      President, Operations and Technology
Daniel L. Casaccia                  Executive Vice President, Human Resources
Jonathan Crane                      Executive Vice President, Strategy and       WorldCom, Inc.
                                    Marketing                                    650 Elm Street
                                                                                 Manchester, NH  03101
Victoria D. Harker                  Senior Vice President, Finance
Wayne E. Huyard                     President, Mass Markets
Susan Mayer                         Senior Vice President and Treasurer          WorldCom, Inc.
                                                                                 1133 19th Street, N.W.
                                                                                 Washington, DC  20036
Michael H. Salsbury                 Executive Vice President, General Counsel
                                    and Secretary
Grace Chen Trent                    Vice President and Chief of Staff
Dennis R. Beresford                 Director                                     J.M. Tull School of Accounting
                                                                                 Terry College of Business
                                                                                 The University of Georgia
                                                                                 Athens, GA 30602
Nicholas deB. Katzenbach            Director                                     33 Greenhouse Drive
                                                                                 Princeton, NJ 08540
C.B. Rogers, Jr.                    Director                                     Equifax, Inc.
                                                                                 3060 Peachtree Road - Suite 240
                                                                                 Atlanta, GA 30305

-------------------------------
* With respect to vice presidents of the Applicant, the table includes only those vice presidents who are in charge of a principal business unit, division or function or who perform a policy making function.

           (b) Those persons who shall serve as directors of the Applicant's reorganized Board of Directors as of the Effective Date will be selected not later than ten days prior to the date of hearing to confirm the Plan. It is expected that existing executive officers of the Applicant shall continue to serve in their current capacities after the Effective Date.

ITEM 5.    PRINCIPAL OWNERS OF VOTING SECURITIES.

           (a) As of the date of this application, Applicant believes that based on filings with the Securities and Exchange Commission there currently are no persons owning 10% or more of the Applicant's voting securities.

           (b) Presented below is certain information regarding each person expected, on the basis of present holdings, commitments and information, to own 10% or more of the Applicant voting securities to be outstanding as of the Effective Date.

               Name and                                                                                       Percentage of Voting
       Complete Mailing Address                    Title of Class Owned                 Amount Owned             Securities Owned
       ------------------------                    --------------------                 ------------             ----------------
Matlin Patterson Global Opportunities                  Common Stock                      55,307,058                    17%
            Partners L.P.

       Financial Ventures, LLC                         Common Stock                      40,241,019                   12.64%


                                  UNDERWRITERS

ITEM 6.    UNDERWRITERS.

           (a) Within the three years prior to the date of the filing of this application, the following have acted as an underwriter of the following securities of the Applicant which are outstanding on the date of this application:

SECURITIES                                                               UNDERWRITER AND ADDRESS
----------                                                               -----------------------
7.375% Dealer Remarketable Securities (DRS) due 2011
7.375% Notes due 2006
                                                                         J.P. Morgan Securities Inc.
                                                                         270 Park Avenue
                                                                         New York, NY 10017

                                                                         Utendahl Capital Partners, L.P.
                                                                         30 Broad Street 31st Floor
                                                                         New York, NY 10004

6.500% Senior Notes due 2004
7.500% Senior Notes due 2011
8.250% Senior Notes due 2031
                                                                         J.P. Morgan Securities Inc.
                                                                         270 Park Avenue
                                                                         New York, NY 10017

                                                                         Salomon Smith Barney Inc.
                                                                         388 Greenwich Street
                                                                         New York, NY 10003

                                       17

                                                                         Banc of America Securities LLC
                                                                         600 Montgomery Street
                                                                         San Francisco, CA 94111

                                                                         ABN AMRO Incorporated
                                                                         55 East 52 Street
                                                                         New York, NY 10055

                                                                         Deutsche Banc Alex. Brown Inc.
                                                                         280 Park Avenue, 3rd Floor
                                                                         New York, NY 10017

                                                                         Tokyo-Mitsubishi International plc
                                                                         26F Marunouchi Bldg, 4-1, Marunouchi 2-Chome,
                                                                         Chiyoda-ku, Tokyo 100-6326, Japan

                                                                         Westdeutsche Landesbank Girozentrale
                                                                         Woolgate Exchange 25 Basinghall Street
                                                                         London EC2V 5HA

                                                                         BNP Paribas Securities Corp.
                                                                         787 Seventh Avenue
                                                                         New York, NY 10019

                                                                         Caboto Holding SIM S.p.A.
                                                                         90 Queen Street
                                                                         London EC4N 1SA

                                                                         Fleet Securities, Inc.
                                                                         26 Broadway
                                                                         New York, NY 10004

                                                                         Mizuho International plc
                                                                         Marunouchi Center Building 6-1
                                                                         Marunouchi 1-chome, Chiyoda-ku
                                                                         Tokyo, Japan

                                                                         Blaylock & Partners, L.P.
                                                                         399 Park Avenue, 15th Floor
                                                                         New York, NY 10022

                                                                         Utendahl Capital Partners, L.P.
                                                                         30 Broad Street, 31st Floor
                                                                         New York, NY 10004

                                       18

6.750% Senior Notes due 2008
7.250% Senior Notes due 2008
                                                                         J.P. Morgan Securities Ltd.
                                                                         270 Park Avenue
                                                                         New York, NY 10017

                                                                         Salomon Brothers International Limited
                                                                         388 Greenwich Street
                                                                         New York, NY 10003

                                                                         Banc of America Securities Limited
                                                                         600 Montgomery Street
                                                                         San Francisco, CA 94111

                                                                         ABN AMRO Bank N.V.
                                                                         199 Bishopsgate
                                                                         London EC2M 4AA

                                                                         Deutsche Bank AG London
                                                                         Winchester House
                                                                         1 Great Winchester Street
                                                                         London EC2N 2DB

                                                                         Tokyo-Mitsubishi International plc
                                                                         26F Marunouchi Bldg, 4-1, Marunouchi 2-Chome,
                                                                         Chiyoda-ku, Tokyo 100-6326, Japan

                                                                         Westdeutsche Landesbank Girozentrale
                                                                         Woolgate Exchange
                                                                         25 Basinghall Street
                                                                         London EC2V 5HA

                                                                         BNP Paribas
                                                                         10 Harewood Ave
                                                                         London NW1 6AA

                                                                         Caboto Holding SIM S.p.A.
                                                                         90 Queen Street
                                                                         London EC4N 1SA

                                                                         Robertson Stephens International Limited
                                                                         1633 Broadway, 29th Floor
                                                                         New York, NY 10019

                                                                         Mizuho International plc
                                                                         Marunouchi Center Building 6-1
                                                                         Marunouchi 1-chome, Chiyoda-ku
                                                                         Tokyo, Japan

                                                                         Blaylock & Partners, L.P.
                                                                         399 Park Avenue, 15th Floor
                                                                         New York, NY 10022

                                                                         Utendahl Capital Partners, L.P.
                                                                         30 Broad Street, 31st Floor
                                                                         New York, NY 10004

           (b) No person is acting as principal underwriter of the securities proposed to be offered pursuant to the Indenture.

                               CAPITAL SECURITIES

ITEM 7.    CAPITALIZATION.

           (a) (1) The following table sets forth certain information with respect to each authorized class of securities of the Applicant as of May 31, 2003. (The footnotes, which describe the voting rights with respect to the voting securities of Applicant, are contained in subsection (b) below.)

                                Title of Class                                     Amount Authorized          Amount Outstanding+
                                --------------                                     -----------------          -------------------
WorldCom Group Common Stock, par value $0.01 per share(1)                            4,850,000,000               2,970,796,599*

MCI Group Common Stock, par value $0.01 per share(2)                                   150,000,000                 118,733,605*

Series D Junior Convertible preferred stock, par value $0.01 per share(3)                   53,724                       42,092

Series E Junior Convertible preferred stock, par value $0.01 per share(4)                   64,047                       52,532

Series F Junior Convertible preferred stock, par value $0.01 per share(5)                   79,600                       79,513

7.375% Dealer Remarketable Securities (DRS) due 2003                                 1,000,000,000                1,038,209,028

7.875% Senior Notes due 2003                                                         1,000,000,000                1,014,437,500

6.250% Senior Notes due 2003                                                           600,000,000                  616,250,000

7.550% Senior Notes due 2004                                                           600,000,000                  613,841,611

6.500% Senior Notes due 2004                                                         1,500,000,000                1,517,875,000

6.400% Senior Notes due 2005                                                         2,250,000,000                2,312,400,000

7.375% Senior Notes due 2006                                                         1,000,000,000                1,038,104,167

8.000% Senior Notes due 2006                                                         1,250,000,000                1,268,333,333

7.750% Senior Notes due 2007                                                         1,100,000,000                1,126,048,611

6.750% Senior Notes due 2008                                                         1,264,500,000                1,280,167,675


---------------------------
+ With respect to the Notes, the outstanding amount indicated includes principal amount and accrued interest as of July 20, 2002.

* Net of treasury shares.

                                       20

7.250% Senior Notes due 2008                                                           788,550,000                  799,044,196

8.250% Senior Notes due 2010                                                         1,250,000,000                1,268,906,250

7.500% Senior Notes due 2011                                                         4,000,000,000                4,055,000,000

7.750% Senior Notes due 2027                                                           300,000,000                  307,104,167

6.950% Senior Notes due 2028                                                         1,750,000,000                1,802,704,167

8.250% Senior Notes due 2031                                                         4,600,000,000                4,669,575,000



                     (2) The following table sets forth certain information with respect to authorized class of securities of the Applicant, to be authorized, as of the Effective Date.

                  Title of Class                                         Amount Authorized           Amount Outstanding
                  --------------                                         -----------------           ------------------
New Common Stock, par value $0.01 per share(6)
Preferred Stock



           (b) (1) Each share of WorldCom Group Common Stock entitles the holder thereof to one vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders.

                     (2) Each share of MCI Group Common Stock entitles the holder thereof to have a number of votes (including a fraction of one vote) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of (1) the average market value of one share of MCI Group Common Stock during the 20-trading day period ending on the tenth trading day prior to the record date for determining the shareholders entitled to vote, divided by (2) the average market value of one share of WorldCom Group Common Stock during such 20-trading day period.

                     (3) Each share of Series D Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

                     (4) Each share of Series E Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

                     (5) Each share of Series F Junior Convertible preferred stock entitles the holder thereof to one-tenth of a vote on each matter submitted to a vote at all meetings of the Applicant's common stockholders, except under certain limited conditions when such holders are entitled to vote as a separate class.

                     (6) As of the Effective Date, each share of New Common Stock will entitle the holder thereof to one vote on each matter submitted to a vote at all meetings of holders of Applicant's New Common Stock.


                              INDENTURE SECURITIES

ITEM 8.    ANALYSIS OF INDENTURE PROVISIONS.

           A more complete general description of certain provisions of the Indenture to be qualified will be provided at such time as this application is amended to include, among other things, a copy of the Indenture. The Term Sheet currently contemplates that the Senior Unsecured Notes will be issued in up to three series. The interest rate, which is yet to be determined, will be payable in cash semi-annually in arrears on the basis of a 360 day year. Upon a change of control, to be defined, Applicant will be obligated to offer to repurchase the Senior Unsecured Notes at 101% of principal amount plus accrued and unpaid interest to the date of repurchase. Failure by Applicant to offer to repurchase or to make any required repurchase shall be a payment event of default under the Indenture. Furthermore, the Senior Unsecured Notes will be redeemable by the Applicant from time to time, at its option, in whole or in part, in cash, at a make-whole premium for an initial period and thereafter at a percentage premium (declining over time) of principal amount plus accrued and unpaid interest to the date of repurchase (to be determined for each series in accordance with market convention).

ITEM 9.    OTHER OBLIGORS.

           The Applicant's obligations with respect to the Senior Unsecured Notes will be guaranteed by certain Subsidiaries of the Applicant.

CONTENTS OF APPLICATION FOR QUALIFICATION. THIS APPLICATION FOR QUALIFICATION COMPRISES--

           (a) Pages numbered 1 to 25, consecutively (including an attached Exhibit Index).

           (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified: To be supplied by amendment (see Exhibit T3G).

           (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

                     Exhibit T3A-1        Articles of Amendment to the
                                          Second Amended and Restated Articles
                                          of Incorporation of Applicant
                                          (amending former Article Seven by
                                          inserting Articles Seven D, E, F, and
                                          G) (incorporated herein by reference
                                          to Exhibit 3.1 to Applicant's
                                          registration statement on Form S-8
                                          dated August 22, 2001 (Registration
                                          No. 333-68204)).

                     Exhibit T3A-2        Articles of Amendment to the
                                          Second Amended and Restated Articles
                                          of Incorporation of Applicant
                                          (amending former Article Four by
                                          deleting the text thereof and
                                          substituting new Article Four)
                                          (incorporated herein by reference to
                                          Exhibit 3.2 to Applicant's
                                          registration statement on Form S-8
                                          dated August 22, 2001 (Registration
                                          No. 333-68204)).

                     Exhibit T3A-3        Articles of Amendment to the
                                          Second Amended and Restated Articles
                                          of Incorporation of Applicant
                                          (amending former Article Eleven by
                                          deleting the text thereof and
                                          substituting new Article Eleven)
                                          (incorporated herein by reference to
                                          Exhibit 3.3 to Applicant's
                                          registration statement on Form S-8
                                          dated August 22, 2001 (Registration
                                          No. 333-68204)).

                     Exhibit T3A-4        Second Amended and Restated
                                          Articles of Incorporation of Applicant
                                          (including preferred stock
                                          designations), as amended as of May 1,
                                          2000 (incorporated herein by reference
                                          to Exhibit 3.4 to Applicant's
                                          registration statement on Form S-8
                                          dated August 22, 2001 (Registration
                                          No. 333-68204)).

                     Exhibit T3B-1        Restated Bylaws of Applicant
                                          (incorporated by reference to Exhibit
                                          99.2 to Applicant's current report on
                                          Form 8-K dated October 23, 2002
                                          (File No. 0-11258)).

                     Exhibit T3C**        Form of Indenture between Applicant
                                          and the Trustee.

                     Exhibit T3D          Not Applicable.

                     Exhibit T3E-1*       Disclosure Statement for Debtors'
                                          Joint Plan of Reorganization, dated
                                          May 23, 2003.

                     Exhibit T3E-2*       Debtors' Joint Plan of Reorganization
                                          Under Chapter 11 of the Bankruptcy
                                          Code, dated May 23, 2003.

                     Exhibit T3F**        Cross reference sheet showing
                                          the location in the Indenture of the
                                          provisions inserted therein pursuant
                                          to Sections 310 through 318(a),
                                          inclusive, of the Trust Indenture Act
                                          of 1939.

                     Exhibit T3G**        Statement of eligibility and
                                          qualification of the Trustee on Form
                                          T-1.


--------------------------------
*          Filed herewith.
**         To be filed by amendment.

                                    SIGNATURE

           Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, WorldCom, Inc., a Georgia corporation, has duly caused this Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Washington, District of Columbia, on the 10th day of June, 2003.



                                    WORLDCOM, INC.

                                    By: /s/ Michael H. Salsbury
                                        --------------------------------------
                                    Name: Michael H. Salsbury
                                    Title: General Counsel and Secretary





Attest: /s/ Dolores Vismara
        -------------------------------
Name:   Dolores Vismara
Title:  Senior Staff Assistant

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.         Description
-----------         -----------

Exhibit T3A-1       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Seven by inserting Articles Seven D, E, F, and G)
                    (incorporated herein by reference to Exhibit 3.1 to Applicant's registration statement on Form S-8 dated August
                    22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to
                    Exhibit 3.2 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3       Articles of Amendment to the Second Amended and Restated
                    Articles of Incorporation of Applicant (amending former
                    Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to
                    Exhibit 3.3 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4       Second Amended and Restated Articles of Incorporation of
                    Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant's registration statement on Form
                    S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3B-1       Restated Bylaws of Applicant (incorporated by reference to
                    Exhibit 99.2 to Applicant's current report on Form 8-K dated
                    October 23, 2002 (File No. 0-11258)).

Exhibit T3C**       Form of Indenture between Applicant and the Trustee.

Exhibit T3D         Not Applicable.

Exhibit T3E-1*      Disclosure Statement for Debtors' Joint Plan of
                    Reorganization, dated May 23, 2003.

Exhibit T3E-2*      Debtors' Joint Plan of Reorganization Under Chapter 11 of
                    the Bankruptcy Code, dated May 23, 2003.

Exhibit T3F**       Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939.

Exhibit T3G**       Statement of eligibility and qualification of the Trustee on
                    Form T-1.



--------------------------------
*          Filed herewith.
**         To be filed by amendment.